Exhibit 10.16

November 14, 2005

Michael Trentel

Dear Michael:

Thank you for taking the responsibility of CFO for Panda.

Effective November 15, 2005 your base salary will be increased to $225,000.00 annually. Additionally, upon the successful financial closings as Panda’s CFO you will earn the following stock option bonuses: 25,000 shares for the 100 plus million gallon Hereford Ethanol project and 10,000 shares bonus for each of the next six (6) 100 plus million gallon Ethanol projects.

All Stock Options are subject to the Rules and Regulations of the Panda Stock Option Plan.

Thank you again Michael for stepping into the role of CFO. I know with your knowledge and enthusiasm we will cross the finish line in record time.

Regards,

Bob Carter

CEO Panda

THE PANDA GROUP                4100 SPRING VALLEY, SUITE 1001                 DALLAS, TEXAS 75244

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